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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 3, 2006 (except for Note 9 and Note 10, as to which the date is June 7, 2006, Note 2 Earnings (Loss) Per Share, as to which the date is October 4, 2006, and Note 21, as to which the date is December 20, 2006), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-140763) and related Prospectus of Bare Escentuals, Inc. filed with the Securities and Exchange Commission on March 2, 2007.

                      /s/ Ernst & Young LLP

San Francisco, California
February 28, 2007

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Consent of Independent Registered Public Accounting Firm